Sales of Shares of WEAT Commences

Burlington, Vermont – March 9, 2022 – On March 7, 2022, Teucrium Trading, LLC, the sponsor of Teucrium Wheat Fund (the "Fund"), a series of the Teucrium Commodity Trust, issued a press release announcing that the Fund had sold all available shares and was suspending creations of its shares. The press release also noted that Teucrium would provide notice to market participants when sales of the Fund's shares commenced.

The Securities and Exchange Commission has accelerated a new registration statement filed by the Fund for an indefinite amount of new shares and the offer and sale of the Fund's shares have commenced.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the Sponsor’s expectations regarding the potential suspension of WEAT creations. Words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “may,” “will,” and “estimate,” as well as similar words and phrases, signify forward-looking statements. All forward-looking statements reflect the Sponsor’s present expectations regarding future events and are subject to known and unknown risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in or implied by these statements, including, among others, risks and uncertainties related to the timing and availability of WEAT shares and timing of effectiveness of the new registration statement referenced herein, as well as general economic, market and business conditions. Given these risks, uncertainties and other important factors, you should not place undue reliance on any forward-looking statements contained herein. The forward-looking statements contained herein represent the Sponsor’s expectations and assumptions only as of the date made, and except as required by law, the Sponsor undertakes no obligation to revise or update any forward-looking statements for any reason.

About Teucrium Trading LLC

Teucrium Trading is an ETF provider focused solely on U.S. Agriculture. Our mission is to empower investors with the knowledge and tools necessary to intelligently design well diversified portfolios. Teucrium’s suite of Exchange Traded Products has revolutionized the way commodity ETFs are structured; our products are widely available to investors and advisors in traditional brokerage accounts.

Prospectus: www.teucrium.com

The Fund is distributed by Foreside Fund Services, LLC

Investing in the Fund subjects an investor to the risks of the applicable commodity market, which investment could result in substantial fluctuations in the price of Fund shares.  Unlike mutual funds, the Fund generally will not distribute dividends to shareholders. The Sponsor has limited experience operating commodity pools; a commodity pool is defined as an enterprise in which several individuals contribute funds in order to trade futures or futures options collectively.  Investors may choose to use the Fund as a vehicle to hedge against the risk of loss and there are risks involved in hedging activities.

This material is not an offer or solicitation of any kind to buy or sell any securities outside of the United States of America.

Commodities and futures generally are volatile and are not suitable for all investors.  The Fund is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder.

 For a complete description of the risks associated with the Fund, please refer to the prospectus. Shares of the Fund are not FDIC insured may lose value and have no bank guarantee. Foreside Fund Services, LLC is the distributor for the Teucrium Funds.

Contact:                Sal Gilbertie

Jake Hanley

802-540-0019

contact@teucrium.com